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                                                                      EXHIBIT 11

                        Personnel Group of America, Inc.
                    September 28, 1997 and September 29, 1996
                        Computation of Per Share Earnings
                    (In thousands, except per share amounts)


                                                           Three Months Ended              Nine Months Ended
                                                        -----------------------         ----------------------
                                                          1997           1996             1997           1996
                                                        -------         -------         -------         ------

Net income-primary                                      $ 5,766         $ 3,575         $13,677         $7,315

Add:  Interest expense on 5-3/4% Convertible
Subordinated Notes, net of tax                            1,064            --             1,159           --
                                                        -------         -------         -------         ------

Net income - fully dilutive                               6,830           3,575          14,836          7,315
                                                        =======         =======         =======         ======

Weighted average number of shares outstanding -

Primary:
   Common stock                                          12,118          12,028          12,090          9,620
   Common stock equivalents
     Stock options (A)                                      297            --               226           --
                                                        -------         -------         -------         ------
   Primary shares outstanding                            12,415          12,028          12,316          9,620
                                                        -------         -------         -------         ------

Fully diluted:
   Common stock                                          12,118          12,028          12,090          9,620
   Common stock equivalents
     Stock options (A)                                      314            --               314           --
   Conversion of 5-3/4% Convertible
       Subordinated Notes                                 3,228            --             1,171           --
                                                        -------         -------         -------         ------

   Fully diluted shares outstanding                      15,660          12,028          13,575          9,620
                                                        -------         -------         -------         ------

Net income per share:
   Primary                                              $  0.46         $  0.30         $  1.11         $ 0.76
                                                        =======         =======         =======         ======

   Fully dilutive                                       $  0.44         $  0.30         $  1.09         $ 0.76
                                                        =======         =======         =======         ======


(A) The treasury stock method was used to determine the weighted average number of shares of common stock equivalents outstanding during the periods.